UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No.  )*

Academy Sports and Outdoors, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

00402L107
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
KKR 2006 Allstar Blocker L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
11,102,476 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
11,102,476 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,102,476 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 8,948,754 shares of Common Stock, representing 9.8% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
Allstar Co-Invest Blocker L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
22,031,746 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
22,031,746 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
22,031,746 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
24.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 17,757,901 shares of Common Stock, representing 19.5% of the outstanding Common Stock.

CUSIP No. 00402L107	13G
1	NAMES OF REPORTING PERSONS
Allstar Co-Invest GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
22,031,746 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
22,031,746 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
22,031,746 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
24.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 17,757,901 shares of Common Stock, representing 19.5% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
Allstar LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
28,453,079 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
28,453,079 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
28,453,079 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
31.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 22,933,587 shares of Common Stock, representing 25.2% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
KKR 2006 Fund (Allstar) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
28,453,079 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
28,453,079 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
28,453,079 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
31.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 22,933,587 shares of Common Stock, representing 25.2% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
KKR Associates 2006 AIV L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
28,453,079 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
28,453,079 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
28,453,079 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
31.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 22,933,587 shares of Common Stock, representing 25.2% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
KKR 2006 AIV GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
61,587,301 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
61,587,301 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,587,301 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
68.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 49,640,242 shares of Common Stock, representing 54.6% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
KKR Group Partnership L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
61,587,301 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
61,587,301 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,587,301 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
68.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 49,640,242 shares of Common Stock, representing 54.6% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
KKR Group Holdings Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
61,587,301 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
61,587,301 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,587,301 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
68.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 49,640,242 shares of Common Stock, representing 54.6% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
KKR & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
61,587,301 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
61,587,301 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,587,301 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
68.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 49,640,242 shares of Common Stock, representing 54.6% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
KKR Management LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
61,587,301 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
61,587,301 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,587,301 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
68.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 49,640,242 shares of Common Stock, representing 54.6% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
61,587,301 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
61,587,301 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,587,301 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
68.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 49,640,242 shares of Common Stock, representing 54.6% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

1	NAMES OF REPORTING PERSONS
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
61,587,301 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
61,587,301 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,587,301 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
68.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1) Represents beneficial ownership as of December 31, 2020. As of the date of filing, the Reporting Person named above beneficially owned 49,640,242 shares of Common Stock, representing 54.6% of the outstanding Common Stock.

CUSIP No. 00402L107	13G

STATEMENT ON SCHEDULE 13G

Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of Common Stock, par value $0.01 per share (“Common Stock”), of Academy Sports and Outdoors, Inc. (the “Issuer”).

Item 1.

(a)	Name of Issuer:

Academy Sports and Outdoors, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

1800 North Mason Road, Katy, Texas 77449

Item 2.

(a)	Name of Person Filing:

KKR 2006 Allstar Blocker L.P. (“Allstar Blocker”)
Allstar Co-Invest Blocker L.P. (“Allstar Co-Invest”)
Allstar Co-Invest GP LLC (“Allstar Co-Invest GP”)
Allstar LLC
KKR 2006 Fund (Allstar) L.P. (“Allstar GP”)
KKR Associates 2006 AIV L.P. (“KKR Associates 2006”)
KKR 2006 AIV GP LLC (“KKR 2006 GP”)
KKR Group Partnership L.P. (“KKR Group Partnership”)
KKR Group Holdings Corp. (“KKR Group Holdings”)
KKR & Co. Inc. (“KKR & Co.”)
KKR Management LLP (“KKR Management”)
Henry R. Kravis
George R. Roberts

(b)	Address of Principal Business Office, or, if none, Residence:

The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards
New York, NY 10001

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025

(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share.

(e)	CUSIP Number:

00402L107

Item 3.

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

As of December 31, 2020, Allstar Blocker held 11,102,476 shares of Common Stock, or 12.3% of the outstanding shares of Common Stock, Allstar Co-Invest held 22,031,746 shares of Common Stock, or 24.5% of the outstanding shares of Common Stock, and Allstar LLC held 28,453,079 shares of Common Stock, or 31.6% of the outstanding shares of Common Stock, for an aggregate ownership of the Reporting Persons of 61,587,301 shares of Common Stock, or 68.5% of  the outstanding shares of Common Stock.  The outstanding shares of Common Stock as of December 31, 2020 is based on 89,913,905 shares of Common Stock outstanding as of December 3, 2020, as reported in the Quarterly Report on Form 10-Q, filed by the Issuer with the Securities and Exchange Commission on December 10, 2020.

As of the date of filing, Allstar Blocker held 8,948,754 shares of Common Stock, or 9.8% of the outstanding shares of Common Stock, Allstar Co-Invest held 17,757,901 shares of Common Stock, or 19.5% of the outstanding shares of Common Stock, and Allstar LLC held 22,933,587 shares of Common Stock, or 25.2% of the outstanding shares of Common Stock, for an aggregate ownership of the Reporting Persons of 49,640,242 shares of Common Stock, or 54.6% of  the outstanding shares of Common Stock.  The outstanding shares of Common Stock as of the date of filing is based on 90,936,907 shares of Common Stock outstanding as of January 2, 2021, as reported in the prospectus dated January 27, 2021, filed by the Issuer with the Securities and Exchange Commission on January 29, 2021.

Allstar Co-Invest GP (as the general partner of Allstar Co-Invest) may also be deemed to be the beneficial owner of securities held by Allstar Co-Invest.  Each of Allstar GP (as the managing member of Allstar LLC) and KKR Associates 2006 (as the general partner of Allstar GP) may also be deemed to be the beneficial owner of securities held by Allstar LLC.  Each of KKR 2006 GP (as the general partner of Allstar Blocker and KKR Associates 2006 and the sole member of Allstar Co-Invest GP); KKR Group Partnership (as the sole member of KKR 2006 GP); KKR Group Holdings (as the general partner of KKR Group Partnership); KKR & Co. (as the sole shareholder of KKR Group Holdings); and KKR Management (as the Series I preferred stockholder of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by Allstar Blocker, Allstar Co-Invest and Allstar LLC.

Allstar Co-Invest GP, Allstar GP, KKR Associates 2006, KKR 2006 GP, KKR Group Partnership, KKR Group Holdings, KKR & Co. and KKR Management disclaim beneficial ownership of such securities.

As the founding partners of KKR Management, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities reported herein, but disclaim beneficial ownership of such securities.

(b)	Percent of class:

See Item 4(a) above.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons and the partners, members, affiliates and shareholders of the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2021

KKR 2006 ALLSTAR BLOCKER L.P.
By: KKR 2006 AIV GP LLC, its general partner

	By:	/s/ Terence P. Gallagher
	Name:	Terence P. Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

ALLSTAR CO-INVEST BLOCKER L.P.
By: Allstar Co-Invest GP LLC, its general partner

	By:	/s/ Terence P. Gallagher
	Name:	Terence P. Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

ALLSTAR CO-INVEST GP LLC

	By:	/s/ Terence P. Gallagher
	Name:	Terence P. Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

ALLSTAR LLC

	By:	/s/ Terence P. Gallagher
	Name:	Terence P. Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR 2006 FUND (ALLSTAR) L.P
By: KKR Associates 2006 AIV L.P., its general partner
By: KKR 2006 AIV GP LLC, its general partner

	By:	/s/ Terence P. Gallagher
	Name:	Terence P. Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR ASSOCIATES 2006 AIV L.P.
By: KKR 2006 AIV GP LLC, its general partner

	By:	/s/ Terence P. Gallagher
	Name:	Terence P. Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR 2006 AIV GP LLC

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR GROUP PARTNERSHIP L.P.
By: KKR Group Holdings Corp., general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR GROUP HOLDINGS CORP.

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR & CO. INC.

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR MANAGEMENT LLP

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

EXHIBITS

Exhibit Number	Title

1	Joint Filing Agreement

2	Powers of Attorney granted by Henry R. Kravis, George R. Roberts and Robert H. Lewin